Free Writing Prospectus
Filed under Rule 433
Registration Statement Nos. 333-136826
333-136826-01
333-136826-02

 TURQUOISE CARD BACKED SECURITIES PLC

Issue of $660,000,000 principal amount of Series 2006-2, Class A Notes
$41,250,000 principal amount of Series 2006-2, Class B Notes
$48,750,000 principal amount of Series 2006-2, Class C Notes under the $10,000,000,000 Turquoise Card Backed Securities Medium Term Note Programme
of which $3,000,000,000 has been registered with the United States
Securities and Exchange Commission (the ‘‘SEC’’)
(ultimately backed by trust property in the Turquoise Receivables Trust)
(the ‘‘Notes’’)

The depositor, Turquoise Funding 1 Limited, (the ‘‘Depositor’’), has filed a registration statement (including a prospectus), Registration Nos. 333-136826, 333-136826-01, and 333-136826-02 (the ‘‘Registration Statement’’), with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, the arranger or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049 or by emailing Edward O’Toole at edward.o’toole@us.hsbc.com.

The following terms of the Notes and the related transaction documents have been determined:

Issuer	Turquoise Card Backed Securities plc
The Issuer will issue:	Class A Notes	Class B Notes	Class C Notes
Principal Amount:	$660,000,000	$41,250,000	$48,750,000
Interest Payment Dates:	On the 15th day of each month, in each case subject to adjustment for non-Business Days. The first interest payment date will be 16 January 2007.	On the 15th day of each month, in each case subject to adjustment for non-Business Days. The first interest payment date will be 16 January 2007.	On the 15th day of each month, in each case subject to adjustment for non-Business Days. The first interest payment date will be 16 January 2007.
Scheduled Redemption Date:	15 October 2009	15 October 2009	15 October 2009
Final Redemption Date:	17 October 2011	17 October 2011	17 October 2011
Initial Principal Balance — % of Total	88.0%	5.5%	6.5%
Anticipated Ratings:	Aaa/AAA	A1/A	Baa2/BBB
Rating Agencies:	Moody’s/Standard & Poor’s	Moody’s/Standard & Poor’s	Moody’s/Standard & Poor’s
Specified Currency:	The Class A Notes are to be denominated in U.S. Dollars.	The Class B Notes are to be denominated in U.S. Dollars.	The Class C Notes are to be denominated in U.S. Dollars.
Minimum Denomination:	$100,000	$100,000	$100,000

Issuer	Turquoise Card Backed Securities plc
Specified Denomination(s):	$100,000 and amounts thereof which are in integral excess of $10,000	$100,000 and amounts thereof which are in integral excess of $10,000	$100,000 and amounts thereof which are in integral excess of $10,000
Fixed or Floating Designation:	Floating	Floating	Floating
Series Scheduled Redemption Date:	15 October 2009	15 October 2009	15 October 2009
Final Redemption Date:	17 October 2011	17 October 2011	17 October 2011
External Credit Enhancement:	None	None	None
LIBOR	1 Month	1 Month	1 Month
LIBOR (in the case of the first interest period):	A rate created by linear interpolation of 1 month LIBOR and 2 month LIBOR	A rate created by linear interpolation of 1 month LIBOR and 2 month LIBOR	A rate created by linear interpolation of 1 month LIBOR and 2 month LIBOR
Day Count Fraction(s):	Actual/360	Actual/360	Actual/360
Interest Payment Dates:	On the 15th day of each month, beginning 16 January 2007, in each case subject to adjustment for non-Business Days.	On the 15th day of each month, beginning 16 January 2007, in each case subject to adjustment for non-Business Days	On the 15th day of each month, beginning 16 January 2007, in each case subject to adjustment for non-Business Days
Interest Rate Calculations:	Condition 7(b)	Condition 7(b)	Condition 7(b)
Listing:	London	London	London
Additional Business Centre:	London, New York, NY, Jersey Channel Islands	London, New York, NY, Jersey Channel Islands	London, New York, NY, Jersey Channel Islands
Additional Financial Centre:	London, New York, NY, Jersey Channel Islands	London, New York, NY, Jersey Channel Islands	London, New York, NY, Jersey Channel Islands
Swap Counterparty:	HSBC USA Inc.	HSBC USA Inc.	HSBC USA Inc.
Subordination:	Class B Notes and Class C Notes	Class C Notes	n/a
Clearing and Settlement:	DTC	DTC	DTC
Business Day Convention:	Modified Following Business Day Convention (as defined in Condition 2)	Modified Following Business Day Convention (as defined in Condition 2)	Modified Following Business Day Convention (as defined in Condition 2)
Estimated total expenses related to admission to trading:	£100 for Class A Notes tranche	£100 for Class B Notes tranche	£100 for Class C Notes tranche
ERISA Eligibility:	Yes	Yes	Yes

Loan Note Supporting Series
Designation for the purposes of the Security Trust Deed:	Series 2006-2
Loan Note First Interest Payment Date:	On the 15th day of each month, in each case subject to adjustment for non-Business Days. The first interest payment date will be 16 January 2007.
Series Scheduled Redemption Date:	15 October 2009
Series Termination Date:	17 October 2011
Additional Early Redemption Events:	None
Listing:	None
Series Investor Interest Supporting Loan Note
Designation for the purposes of the Receivables Trust Deed Supplement:	Series 2006-2
First Interest Payment Date:	16 January 2007
Series Scheduled Redemption Date:	15 October 2009
Series Termination Date:	17 October 2011
Additional Early Redemption Events:	None
Controlled Accumulation Period Commencement Date:	The Controlled Accumulation Period Commencement Date in respect of Series 2006-2 Investor Interest will be the first Business Day of October 2008 provided, however, that if on the first Business Day of the Controlled Accumulation Period, length is determined to be less than 12 months, the Revolving Period may be extended and the start of the Controlled Accumulation Period will be postponed. The Controlled Accumulation Period will, in any event, begin no later than the first Business Day of September 2009.

Spread Account Percentage
Quarterly Excess Spread Percentage	Spread Account Percentage
on a given date is:	on same date will be:
above 4.5 per cent.	0 per cent.
above 4.0 per cent. but equal to or below 4.5 per cent.	1.5 per cent.
above 3.0 per cent. but equal to or below 4.0 per cent	3.5 per cent.
above 2.0 per cent. but equal to or below 3.0 per cent.	4.0 per cent.
equal to or below 2.0 per cent.	4.5 per cent.

Additional Dealers: HSBC Securities (USA) Inc., J.P. Morgan Securities Inc. and Bank of America Securities LLC

Stabilising Manager: HSBC Bank plc

SEC Registered Notes	Class A Notes	Class B Notes	Class C Notes
ISIN	US90042PAD78	US90042PAE51	US90042PAF27
CUSIP	90042P AD 7	90042P AE 5	90042P AF 2